Contact:          Safeco Investor Relations
                  Neal Fuller, 206-545-5537

                  Safeco Media Relations
                  Paul Hollie, 206-545-3048


    Former Washington Gov. Gary Locke Appointed to Safeco Board of Directors

Seattle - (February 18, 2005) - Safeco's (NASDAQ: SAFC) board of directors has appointed former Washington State Governor Gary Locke as director, effective immediately. Gov. Locke will be included with the class of directors standing for election at the company's annual shareholders meeting on May 4, 2005.

Locke, 55, recently completed two terms as governor of the state of Washington. Earlier this week, he joined the Seattle law firm of Davis Wright Tremaine LLP as a partner with its China and governmental relations practice groups.

"We are delighted to welcome Governor Locke to the Safeco board," said Mike McGavick, Safeco chairman and CEO. "The governor's long-standing reputation for thoughtfulness and leadership will serve the board and our company well as we work to take Safeco to an even greater level of success."

"It's an honor to join the board of one of the nation's leading property and casualty insurance companies, headquartered in Washington," said Gov. Locke. "I'm proud to be associated with Safeco's history of service and community involvement as well as its strong commitment to diversity."

Gov. Locke has a distinguished record of achievement in public service. Before his 1996 election as the first Chinese-American governor in the country, Locke served as chief executive of King County, which includes the Seattle metropolitan area. As a member of the Washington State House of Representatives from 1982 to 1992, he served on the House Judiciary Committee and chaired the House Appropriations Committee for five years. He worked as a King County deputy prosecutor after earning a law degree from Boston University in 1975. Locke spent his undergraduate years at Yale University, where he received a bachelor's degree in political science in 1972.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and small- and medium-sized business owners through a national network of independent agents and brokers.

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